TOSCO FINANCING TRUST

                   Prospectus Supplement dated November 4, 1997
                     to the Prospectus dated March 26, 1997


     The Selling Holders selling Offered Securities pursuant to this Prospectus Supplement and certain information concerning the sale of the Offered Securities are as follows:

                                                          Number of Offered
Selling Holder               Offered Securities Owned     Securities to be Sold

American Republic Insurance
  Company                            2,000                     2,000
United Teacher Associates
  Insurance Company                  2,600                     2,600
Century-National Insurance
  Company                            6,000                     6,000
Service Lloyds Insurance
  Company                              200                       200
Service Life and Casualty
  Insurance Company                    200                       200
Old Guard Fire Insurance
  Company                              700                       700
Concord Life Insurance
  Company                            1,000                     1,000
Lone Star Life Insurance
  Company                            1,500                     1,500
Reliable Life Insurance
  Company                            3,000                     3,000
Millers Casualty Insurance
  Company of Texas                   1,600                     1,600
Guarantee Trust Life Insurance
  Company                            1,800                     1,800
Physicians Mutual Insurance
  Company                              500                       500
United National Insurance
  Company                            5,000                     5,000
Zeneca Holdings                      9,000                     9,000
Delaware PERS                       22,000                    22,000
Pension Reserves Investment
  Management Board                  35,000                    35,000
Starvest Discretionary               4,650                     4,650
SAIF Corporation                    50,000                    50,000
Oregon Equity                      100,000                   100,000
Island Insurance-
  Convertible Acc't                  2,100                     2,100
Valley Insurance                     1,500                     1,500
Natco Chemical Co.-
  Retirement                         4,000                     4,000


     The above-listed securities will be sold to purchasers by the Selling Holders. There are no special arrangements or agreements with any brokers/dealers regarding the sale of the Offered Securities. The Selling Holders do not have, and during the past three years have not had, any material relationship with Tosco Corporation or any of its affiliates.


             The Date of this Prospectus Supplement is November 4, 1997